As filed with the Securities and Exchange Commission on August 18, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Li-Cycle Holdings Corp.

(Exact Name of Registrant as specified in its charter)

Ontario	4955	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Li-Cycle Holdings Corp.

207 Queens Quay West,

Suite 590, Toronto, ON, M5J 1A7

Canada

(877) 542-9253

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Paul M. Tiger Andrea M. Basham Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 (212) 277-4000	Jonathan Grant Fraser Bourne McCarthy Tétrault LLP 66 Wellington Street West, Suite 5300, TD Bank Tower Toronto, Ontario M5K 1E6 Tel: (416) 362-1812

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2023

PRELIMINARY PROSPECTUS

Li-Cycle Holdings Corp.

$200,000,000

Common Shares

Li-Cycle Holdings Corp., an Ontario corporation (the “Company,” “Li-Cycle,” “we,” “us,” “our” or similar terms) may offer from time to time up to $200,000,000 in aggregate principal amount of its common shares without par value (the “common shares” and the “securities”) in one or more offerings under this prospectus and on the terms described in one or more applicable supplements to this prospectus.

This prospectus describes some of the general terms that may apply to the securities and the general manner in which they may be offered. The specific terms of any securities to be offered, the specific manner in which they may be offered, and whether the offered securities will be listed on any national securities exchange(s), will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. Investors should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference herein or therein, before investing in any of the securities.

The securities covered by this prospectus may be issued, offered and sold from time to time at fixed prices, at market prices or at negotiated prices, in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters, dealers, or agents, if any, involved in the sale of any securities covered by this prospectus, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For more information see “Plan of Distribution” in this prospectus.

We will receive proceeds from the issuance and sale of the securities.

Our common shares are currently listed on The New York Stock Exchange under the symbol “LICY”. On August 17, 2023, the last reported sale price of our common shares as reported on The New York Stock Exchange was $4.38 per common share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We currently report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. As long as we qualify to report as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies. For more information, see “Foreign Private Issuer Status” in this prospectus.

Our principal executive offices are located at 207 Queens Quay West, Suite 590, Toronto, Ontario , M5J 1A7, Canada.

Investing in our common shares involves a high degree of risk. Before buying any common shares, you should carefully read the discussion of material risks of investing in our common shares in the section entitled “Risk Factors” beginning on page 9 of this prospectus and the other information included or incorporated by reference in the prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these common shares or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                , 2023

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You should rely only on the information contained in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different or additional information. We do not take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement or any documents incorporated by reference, is accurate only as of the date of the applicable document or such other date stated in the applicable document, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell in one or more offerings on a continuous or delayed basis up to $200,000,000 of the securities described in this prospectus and the applicable prospectus supplement.

This prospectus includes important information about us, the common shares, the securities being offered and other information you should know before investing. Each time we use this prospectus to offer any of the securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference the information that the Company files with the SEC. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC.

Information on the website of the Company is not included or incorporated by reference in the registration statement of which this prospectus forms a part.

You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

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BASIS OF PRESENTATION

On December 21, 2022, we announced that we would be changing our financial year end from October 31 to December 31 to better align with peer group companies. As a result, we prepared (restated) unaudited condensed consolidated financial statements and management’s discussion and analysis for the two-month period ended December 31, 2022, included in the Company’s amended transition report on Form 20-F for the two-month period ended December 31, 2022. Our current financial year is the twelve months ending December 31, 2023.

Under our prior financial reporting calendar, our financial year consisted of twelve months ending October 31, and our financial quarters consisted of the three months ending on January 31, April 30, July 31 and October 31. References to any given year in this prospectus will be to a calendar year, and not a fiscal year, unless otherwise noted.

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IMPORTANT INFORMATION ABOUT IFRS

Our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this prospectus as “IFRS.”

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INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to industry data, information and statistics regarding the markets in which we compete, as well as from publicly available information, industry and general publications and research and studies conducted by third parties. We have supplemented this information where necessary with our own internal estimates, considering publicly available information about other industry participants and our management’s best view as to information that is not publicly available. We have taken such care as we consider reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies, forecasts and estimates generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts, estimates and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts, estimates and other forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts, estimates or other forward-looking information from independent third parties and us.

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FREQUENTLY USED TERMS

As used in this prospectus, unless the context otherwise requires or indicates otherwise, references to “we,” “us,” “our,” “Li-Cycle” or the “Company” refer to Li-Cycle Holdings Corp., an Ontario corporation, and its consolidated subsidiaries.

In this document:

“Amalgamation” means the amalgamation of Peridot Ontario and NewCo in accordance with the terms of the Arrangement.

“ancillary processing capacity” means, in relation to Li-Cycle’s Spokes, the capacity to process LIB through dry shredding, powder processing and baling.

“Arrangement” means the plan of arrangement (including the Business Combination) in substantially the form attached as Annex C to the proxy statement/prospectus forming a part of the registration statement on Form F-4, filed by the Company with the SEC on July 6, 2021.

“black mass” means a powder-like substance which contains a number of valuable metals, including nickel, cobalt and lithium.

“Black Mass & Equivalents” or “BM&E” means black mass and products analogous to black mass that have a similar metal content.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 15, 2021, as amended, by and among Peridot, Li-Cycle Corp. and NewCo.

“common shares” means the common shares of the Company, without par value.

“Continuance” means the continuance of Peridot from the Cayman Islands under the Companies Act to the Province of Ontario, Canada as a corporation existing under the OBCA.

“EV” means electric vehicles.

“Glencore” means Glencore plc and its subsidiaries.

“Glencore Convertible Note” means the unsecured convertible note in the principal amount of $200 million due May 31, 2027 issued to Glencore Ltd. pursuant to the Glencore Note Purchase Agreement on May 31, 2022, as such note may be amended from time to time.

“Glencore Convertible Notes” means the Glencore Convertible Note together with any PIK Notes issued in satisfaction of interest due and payable thereon.

“Glencore Note Purchase Agreement” means the note purchase agreement, dated as of May 5, 2022, between the Company and Glencore Ltd.

“Glencore Warrants” means warrants to be issued by Li-Cycle to the holder of the Glencore Convertible Note in connection with an optional redemption of the Glencore Convertible Note that entitle the holder to acquire, until the maturity date of the Glencore Convertible Note, a number of common shares equal to the principal amount of the Glencore Convertible Note being redeemed divided by the then applicable conversion price.

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“Hub” means a centralized facility for large-scale production of specialty materials that achieves economies of scale in recycling. Our first commercial Hub will be located in Rochester, New York and is currently in the project execution phase.

“IP” means intellectual property.

“Investor Agreement” means the Investor and Registration Rights Agreement, dated as of August 10, 2021, by and among the Company, the Peridot Class B Holders and the Li-Cycle Holders.

“KSP Convertible Note” means the unsecured convertible note in the principal amount of $100 million due September 29, 2026 originally issued to Spring Creek Capital, LLC (an affiliate of Koch Strategic Platforms, LLC, being a company within the Koch Investments Group) pursuant to the KSP Note Purchase Agreement on September 29, 2021 and subsequently assigned on May 1, 2022, to one of its affiliates, Wood River Capital, LLC, as such note may be amended from time to time.

“KSP Convertible Notes” means the KSP Convertible Note together with any PIK Notes issued in satisfaction of interest due and payable thereon.

“KSP Note Purchase Agreement” means the Note Purchase Agreement, dated as of September 29, 2021, between the Company and Spring Creek Capital, LLC, and assigned on May 1, 2022, to Wood River Capital, LLC.

“LIB” means lithium-ion batteries, including lithium-ion battery manufacturing scrap and end-of-life lithium-ion batteries.

“NewCo” means Li-Cycle Holdings Corp. prior to the Amalgamation.

“NYSE” means the New York Stock Exchange.

“OBCA” means the Ontario Business Corporations Act.

“Peridot” means, before the Continuance, Peridot Acquisition Corp., a Cayman Islands exempt company and, after the Continuance, Peridot Ontario.

“Peridot Ontario” means Peridot as continued under the OBCA following the Continuance.

“PIK Notes” means the additional unsecured convertible notes that may be issued by Li-Cycle from time to time in satisfaction of the interest due and payable on the KSP Convertible Notes or the Glencore Convertible Notes, as the case may be, as such notes may be amended from time to time.

“PIPE Financing” means the issuance and sale to the PIPE Investors, following the Amalgamation and prior to the closing date of the Business Combination, of an aggregate of 31,549,000 common shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,490,000.

“PIPE Investors” means those certain investors, including an affiliate of Peridot’s Sponsor, who entered into Subscription Agreements to purchase common shares in the PIPE Financing.

“Recycling Efficiency Rate” means (a) the mass of recycled materials exiting the recycling process and returned to the economy, divided by (b) the mass of materials entering the recycling process, measured as a percentage.

“Rochester Hub” means Li-Cycle’s first commercial-scale Hub that is currently under construction in Rochester, New York.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

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“Spoke” means a decentralized facility that mechanically processes batteries close to sources of supply and handles the preliminary processing of end-of-life batteries and battery manufacturing scrap.

“Sponsor” means Peridot Acquisition Sponsor, LLC, a Delaware limited liability company.

“Subscription Agreements” means the subscription agreements entered into with the PIPE Investors, in connection with the PIPE Financing.

“Traxys” means Traxys North America LLC.

References to “dollar,” “USD,” “US$” and “$” are to U.S. dollars and references to “CA$” and “Cdn. $” are to Canadian dollars.

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TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus includes certain trademarks, service marks and trade names that we own or otherwise have the right to use, such as “Li-Cycle” and “Spoke & Hub Technologies” which are protected under applicable intellectual property laws and are our property. This prospectus also contains additional trademarks, tradenames, and service marks belonging to other parties, which are the property of their respective owners. Solely for convenience, our trademarks, service marks and trade names referred to in this prospectus may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. We do not intend our use or display of other parties’ trademarks, tradenames, or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all of the information you should consider before investing in our securities. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.” Some of the statements in this prospectus constitute forward-looking statements that involve significant risks and uncertainties. See “Forward-Looking Statements” for more information.

Our Company

Li-Cycle is a leading global lithium-ion battery (“LIB”) resource recovery company and North America’s largest pure-play lithium-ion battery recycler, with a rapidly growing presence across Europe. Established in 2016, and with major customers and partners around the world, Li-Cycle is on a mission to recover critical battery-grade materials to create a domestic closed-loop battery supply chain for a clean energy future. When Li-Cycle refers to itself as the largest pure-play LIB recycler in North America, it is referring to its status based on installed permitted capacity for LIB recycling measured in tonnes per year. The Company’s proprietary “Spoke & Hub” recycling and resource recovery process is designed (a) at its Spokes, or pre-processing facilities, to process battery manufacturing scrap and end-of-life batteries to produce “black mass”, a powder-like substance which contains a number of valuable metals, and other intermediate products, and (b) at its Hubs, or post-processing facilities, to process black mass to produce battery grade materials, including lithium carbonate, nickel sulphate, and cobalt sulphate. Li-Cycle has a market-leading position in North America through its four operational Spokes, which are located in Kingston, Ontario, Rochester, New York, Gilbert, Arizona and Tuscaloosa, Alabama. The Company is currently developing its first commercial-scale Hub in Rochester, New York (the “Rochester Hub”). Li-Cycle is also developing new Spokes in Europe, including in Magdeburg, Germany, which commenced operations in August, in Moss, Norway, which is expected to commence logistics operations in 2023, and in Harnes, France, which is expected to commence operations in 2024. At its Spokes, the Company produces certain products analogous to black mass that have a similar metal content, and, as a result, the Company tracks its production using a unit of measure called black mass and black mass equivalents (“Black Mass & Equivalents” or “BM&E”).

We pioneered what we believe to be an innovative and scalable metallurgical processing method with our Spoke & Hub Technologies™. We expect to make a valuable contribution to the EV industry and the world’s transition to a circular economy by offering an environmentally-friendly recycling solution to energy-intensive pyrometallurgical processing methods. We believe our production costs are on average lower than the mining and processing costs otherwise incurred by suppliers to produce these materials because we are able to produce multiple materials from a single process and because our process yields minimal waste and no displaced earth or tailings, as compared to traditional mining processes. By re-inserting critical materials back into the lithium-ion battery supply chain, we are able to effectively close the loop between the beginning and end-of-life manufacturing phases in both an environmentally and what we believe to be an economically sustainable manner.

Lithium-ion batteries are increasingly powering products and solutions in a range of industries, including consumer electronics and EVs. Our sources of recycling feed are derived primarily from three key sources: 1) battery manufacturing scrap; 2) end-of-life lithium-ion batteries; and 3) damaged, defective, or recalled lithium-ion batteries.

An overview of the industries in which lithium-ion batteries are utilized is set forth below:

Source: Expert Interviews, Secondary Research, and BIS Research Analysis

Our Strategy and Growing Network

Our goal is to be a leading global recycler of lithium-ion batteries and battery manufacturing scrap and producer of key battery grade materials. Li-Cycle is positioned to grow in lockstep with the electrification supply chain, with plans to expand in line with the manufacturing of lithium-ion batteries and leverage its global network to capture and process manufacturing scrap or yield loss and end-of-life lithium-ion batteries. We intend to construct a global network of Spokes located at regionally optimized locations near sources of battery manufacturing scrap and end-of life batteries to reduce safety risk and costs associated with battery transport to our Spokes. We are strategically locating our Spokes close to our existing customers, and at the nexus of where we expect there will be continued growth of batteries and battery manufacturing scrap available for recycling.

We are also executing on our plan to construct centralized, large-scale Hubs to maximize economies of scale and efficiencies, with our first commercial Hub being under construction in Rochester, New York.

An overview of our current and planned Spoke and Hub operations, relative to centers of demand for recycling of lithium-ion battery manufacturing scrap, is set forth in the chart below.

We are evaluating additional global opportunities to scale our operations with a range of potential partners and expansion opportunities that may include acquisitions, joint ventures or other commercial arrangements in North America, Europe, and Asia Pacific. We seek to partner with multiple customers in each geography in connection with supply and off-take arrangements. Near to mid-term, our growth strategy is to focus on network expansion in North America and Europe with commercial connectivity to Asia, aligning with leading global customer demand needs.

Our Competitive Strengths

Customer-Centric Solutions Provider

We provide sustainable and customer-centric solutions for each of our customers’ battery recycling needs. We provide the support necessary along each step of the process to ensure that our customers’ battery recycling experience is handled in a manner that is safe, professional, and economically viable. In particular:

•	we work closely with a reliable network of logistics partners to support customers in transporting their batteries to our facilities;

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we offer our customers a home for the secure destruction of materials containing IP-sensitive design information, such as research and development batteries and battery materials. We have adopted procedures to protect the privacy and confidentiality of our customers’ trade secrets; and

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in addition to providing advice on packaging and support with procurement, we provide spare battery storage, manage comprehensive battery replacement campaigns and customize programs and services to individual customers’ needs.

Proprietary and Innovative Technology

We have established proprietary technology that we believe sets us apart from competitors because our technology has the ability to respond to changes in battery chemistries and adapt to change in inputs to the battery recycling process. Our process produces the fundamental building blocks of lithium-ion batteries—cathode precursor input chemicals, cathode input chemicals and raw materials that can be reused in batteries or the broader economy. By contrast, competitive emerging technologies such as cathode-to-cathode recycling produce end-products that have a higher risk of obsolescence due to continuous cathode technology advancement.

Our highly experienced technical team is continuously engaged in research and development (“R&D”) efforts to expand the scope of our processing capacities and drive other process improvements. For example, our Generation 3 Spokes have been engineered to process entire vehicles battery packs, without dismantling, while our ancillary processing lines have been developed to optimize the processing of various forms of battery materials. R&D work continues in support of our Spoke facilities, specifically focused on optimizing their operating parameters. With respect to our Hub facilities, we also continue to develop and evaluate new concepts with an eye to the future, including processing lithium ferro-phosphate (“LFP”) and solid-state batteries.

Leading Environmental Footprint

While competitors face challenges adapting to increasingly stringent environmental regulations, Li-Cycle’s scalable, sustainable, safe and patented Spoke & Hub Technologies™ are proactively designed for “best in class” environmental performance. Our Spoke & Hub process enables up to an overall 95% Recycling Efficiency Rate, as compared to what we believe to be a 50% traditional industry average. Our hydrometallurgical process produces minimal solid waste streams, zero wastewater discharge, and relatively low air emissions. By contrast, other hydrometallurgical technologies often have significant water emissions and solid waste streams, while smelting or thermal processing typically involves the burning of lithium-ion batteries that produces toxic emissions in the off-gas. The emissions caused by competitor methods present regulatory compliance challenges and complicate facility permitting. We believe that Li-Cycle’s hydrometallurgical process leaves a comparatively smaller environmental footprint and provides a competitive advantage in terms of conforming to the requirements for municipal, state, and federal permitting processes associated with the development of our Spokes and our Rochester Hub, as well as meeting our customers’ mandates for quality and sustainability.

In 2022, Li-Cycle was named to Fortune magazine’s Change the World list for 2022, which recognizes companies that have made an important social or environmental impact. For three years in a row (2020, 2021 and 2022), Li-Cycle was named as a Global Cleantech 100 Company by the Cleantech Group. It was also named a Future 50 list company by Corporate Knights in 2022, in recognition for its rapid growth as a clean technology company in Canada.

Significant Investments in Li-Cycle by Leading Global Battery Supply Chain Players, accompanied by Strategic Commercial Relationships

Several leading global battery supply chain players have made investments in Li-Cycle, accompanied by strategic commercial relationships. We believe that the investment by and strategic partnerships we have established with these leading global players represents a strong validation of our business model. These arrangements have resulted in a combined total investment of $350 million in Li-Cycle, as described below:

Glencore

On June 1, 2022, the Company announced that it had entered into commercial agreements (collectively, the “Glencore Commercial Agreements”) with Glencore Ltd., including the Master Commercial Agreement, the Amended & Restated Global Feed Sourcing Agreement, the Black Mass Sourcing Agreement, the Sulfuric Acid Supply Agreement, the Black Mass Off-Take Agreement, the End Products Off-Take Agreement and the By-Products Off-Take Agreement (which was amended as of October 24, 2022). The Glencore Commercial

Agreements have a global scope and complement Li-Cycle’s existing commercial arrangements with Traxys covering the Company’s North American Spokes and Rochester Hub. Glencore Ltd. has invested $200 million in Li-Cycle, pursuant to an unsecured convertible note, issued on May 31, 2022, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Glencore Convertible Note”).

On May 9, 2023, the Company announced it has signed a letter of intent with Glencore International AG, a wholly owned subsidiary of Glencore plc, to jointly study the feasibility of, and later, develop a Hub facility in Portovesme, Italy (the “Portovesme Hub”) to produce critical battery materials. The Portovesme Hub would repurpose part of the existing Glencore metallurgical complex, which would enable a cost-efficient and expedited development plan. The definitive feasibility study (“DFS”) is expected to be completed by mid-2024. Subject to a final investment decision, the project would proceed to construction with commissioning of the Portovesme Hub expected to commence in late 2026 to early 2027. The project also contemplates competitive long-term financing from Glencore to fund Li-Cycle’s share of the capital investment. The Portovesme Hub could have processing capacity of up to 70,000 tonnes of BM&E annually, equivalent to up to 15,000 to 16,500 tonnes per annum of lithium carbonate, as well as up to approximately 18,000 tonnes per annum of nickel, and 2,250 tonnes per annum of cobalt contained in mixed hydroxide product.

LG Chem (“LGC”) and LG Energy Solution (“LGES”)

On April 20, 2022 the Company entered into a scrap offer agreement with LGES pursuant to which the Company will have the opportunity to recycle nickel-bearing lithium-ion battery manufacturing scrap and other lithium-ion battery material from LGES’s North American manufacturing sites. In addition, on April 20, 2022, the Company entered into nickel sulphate off-take agreements with each of LGES and LGC pursuant to which the Company will allocate for sale, through its end-product off-take partner, Traxys, a combined initial allocation of 20,000 tonnes of nickel contained in nickel sulphate produced at the Rochester Hub to LGC and LGES over 10 years. These agreements will enable a closed-loop ecosystem for LGC and LGES for key materials in the lithium battery supply chain.

On May 11, 2022, LG and LGES invested a total of approximately $50.0 million in a subscription for common shares of the Company.

Koch Strategic Platforms (“KSP”)

KSP, a subsidiary of Koch Investments Group, through its affiliate, Wood River Capital, LLC, has invested $100 million in Li-Cycle pursuant to an unsecured convertible note to support the Company’s growth opportunities in North America, Europe and Asia Pacific. We believe this strategic investment by KSP will provide Li-Cycle with access to key industry expertise and commercial opportunities across the broader Koch Industries ecosystem.

Well Positioned for Governmental Financing Opportunities

Li-Cycle continues to see favorable tailwinds from a number of new public policy programs in the North America and Europe aimed at providing financial support to facilitate domestic expansion of the battery supply infrastructure, essentially deeming this to be a critical strategic industry.

In the United States, the recent enactment of the Inflation Reduction Act (the “IRA”), is expected to provide meaningful benefits to the EV battery recycling industry beginning in 2023. The IRA comes off the heels of the Bipartisan Infrastructure Law and the Presidential Determination investments to support critical materials for battery production, with total potential grants and loans under these programs of more than $325 billion, as illustrated below:

As a first mover with environmentally sustainable technology, Li-Cycle’s patented technologies are proven in the North American market as a leading way to recycle lithium-ion batteries, providing Li-Cycle with two key advantages: 1) the opportunity to directly explore these government funding opportunities to potentially benefit our Spoke & Hub network growth; and 2) the capability to assist automakers in achieving the Clean Vehicle Tax Credit conditions by meeting their production requirements for domestic content via recycled material.

On February 27, 2023, the Company announced that it had entered into a conditional commitment with the United States Department of Energy (“DOE”) Loan Programs Office for a loan of up to $375 million (the “DOE Loan”) through the DOE’s Advanced Technology Vehicles Manufacturing program. The DOE Loan, which is to be used for the development of the Rochester Hub, would have a term of up to 12 years from financial close, and interest on the loan would be the 10-year U.S. Treasury rates from the date of each advance under the loan. The Company expects to close the DOE Loan in September 2023. The DOE Loan will build further balance sheet strength and liquidity in support of future growth for the Company.

Foreign Private Issuer Status

We currently report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. As long as we qualify to report as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we no longer qualify to report as a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States, or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

We have determined that we no longer qualify as a “foreign private issuer” under applicable U.S. securities laws and, beginning January 1, 2024, will become subject to the rules and regulations of the SEC applicable to U.S. domestic issuers, including, among other things, the requirement to file an annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as required; rules governing solicitation of proxies; the provisions of Regulation Fair Disclosure, which regulates the selective disclosure of material information; and the requirement for insiders to file public reports of their ownership of the Company and trading activities. In addition, beginning January 1, 2024, we will be subject to the NYSE listing requirements applicable to domestic U.S. issuers. We will also be required to report our financial statements in accordance with U.S. generally accepted accounting principles.

Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 9. You should carefully consider such risks before deciding to invest in our securities.

Corporate Structure

The following diagram depicts the organizational structure of the Company and its principal subsidiaries as of the date of this prospectus. All of the subsidiaries of the Company are directly or indirectly wholly-owned by the Company, except as otherwise indicated below.

Corporate Information

Li-Cycle Holdings Corp. was incorporated on February 12, 2021 under the laws of Ontario as a corporation solely for the purpose of effectuating the Business Combination, which was consummated on August 10, 2021. It is governed by Articles of Amalgamation dated August 10, 2021.

Our principal executive office is located 207 Queens Quay West, Suite 590, Toronto, Ontario, M5J 1A7, Canada and our phone number is (877) 542-9253. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, DE 19711.

Our principal website address is http://www.li-cycle.com. The information contained on our website does not form a part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider all risk factors set forth in the applicable prospectus supplement and other information in or documents incorporated by reference in this prospectus, including our consolidated financial statements and related notes before you decide to purchase our securities. See “Documents Incorporated by Reference.” If any of these risks actually occur, our business and financial results could be materially adversely affected. This could cause the trading price of our securities to decline, perhaps significantly, and you therefore may lose all or part of your investment. These risks are not exhaustive and do not comprise all of the risks associated with an investment in the Company. Additional risks and uncertainties not currently known to us or which we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus (including information incorporated by reference herein) may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws.

Forward-looking statements may generally be identified by the use of words such as “believe”, “may”, “will”, “continue”, “anticipate”, “intend”, “expect”, “should”, “would”, “could”, “plan”, “potential”, “future”, “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements in this prospectus (including information incorporated by reference herein) include but are not limited to statements about: Li-Cycle’s ability to capitalize on global growth opportunities; anticipated growth in global demand for and production of lithium-ion batteries and the growth of related industries; the annual input capacity and production output of Li-Cycle’s Rochester Hub and its current and future Spokes and Hubs, and the expected start-up dates and total capital costs of those projects, as applicable; and Li-Cycle’s expectations regarding its debt financing options. These statements are based on various assumptions, whether or not identified in prospectus (including information incorporated by reference herein) made by Li-Cycle’s management, including but not limited to assumptions regarding the timing, scope and cost of Li-Cycle’s projects; the processing capacity and production of Li-Cycle’s facilities; Li-Cycle’s ability to source feedstock and manage supply chain risk; Li-Cycle’s ability to increase recycling capacity and efficiency; Li-Cycle’s ability to obtain financing on acceptable terms; Li-Cycle’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners; Li-Cycle’s ability to attract new suppliers or expand its supply pipeline from existing suppliers; general economic conditions; currency exchange and interest rates; compensation costs; and inflation. There can be no assurance that such assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle, and which may cause actual results to differ materially from the forward-looking information. The risk factors and cautionary language discussed in this prospectus (including information incorporated by reference herein) provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

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Li-Cycle’s inability to economically and efficiently source, recover and recycle lithium-ion batteries and lithium-ion battery manufacturing scrap, as well as third party black mass, and to meet the market demand for an environmentally sound, closed-loop solution for manufacturing waste and end-of-life lithium-ion batteries;

•	Li-Cycle’s inability to successfully implement its global growth strategy, on a timely basis or at all;

•	Li-Cycle’s inability to manage future global growth effectively;

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Li-Cycle’s inability to develop the Rochester Hub, and other future projects including its Spoke network expansion projects in a timely manner or on budget or that those projects will not meet expectations with respect to their productivity or the specifications of their end products;

•	Li-Cycle’s failure to materially increase recycling capacity and efficiency;

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Li-Cycle may engage in strategic transactions, including acquisitions, that could disrupt its business, cause dilution to its shareholders, reduce its financial resources, result in incurrence of debt, or prove not to be successful;

•	one or more of Li-Cycle’s current or future facilities becoming inoperative, capacity constrained or disrupted;

•	additional funds required to meet Li-Cycle’s capital requirements in the future not being available to Li-Cycle on acceptable terms or at all when it needs them;

•	Li-Cycle expects to continue to incur significant expenses and may not achieve or sustain profitability;

•	problems with the handling of lithium-ion battery cells that result in less usage of lithium-ion batteries or affect Li-Cycle’s operations;

•	Li-Cycle’s inability to maintain and increase feedstock supply commitments as well as secure new customers and off-take agreements;

•	a decline in the adoption rate of EVs, or a decline in the support by governments for “green” energy technologies;

•	decreases in benchmark prices for the metals contained in Li-Cycle’s products;

•	changes in the volume or composition of feedstock materials processed at Li-Cycle’s facilities;

•	the development of an alternative chemical make-up of lithium-ion batteries or battery alternatives;

•	Li-Cycle’s revenues for the Rochester Hub are derived significantly from a single customer;

•	Li-Cycle’s insurance may not cover all liabilities and damages;

•	Li-Cycle’s heavy reliance on the experience and expertise of its management;

•	Li-Cycle’s reliance on third-party consultants for its regulatory compliance; Li-Cycle’s inability to complete its recycling processes as quickly as customers may require;

•	Li-Cycle’s inability to compete successfully;

•	increases in income tax rates, changes in income tax laws or disagreements with tax authorities;

•	significant variance in Li-Cycle’s operating and financial results from period to period due to fluctuations in its operating costs and other factors;

•	fluctuations in foreign currency exchange rates which could result in declines in reported sales and net earnings;

•	unfavourable economic conditions, such as consequences of the global COVID-19 pandemic;

•	natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, cyber incidents, boycotts and geo-political events;

•	failure to protect or enforce Li-Cycle’s intellectual property;

•	Li-Cycle may be subject to intellectual property rights claims by third parties;

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Li-Cycle’s failure to effectively remediate the material weaknesses in its internal control over financial reporting that it has identified or its failure to develop and maintain a proper and effective internal control over financial reporting.

These and other risks and uncertainties related to Li-Cycle’s business and the assumptions on which the forward-looking information is based are described in greater detail in the sections entitled “Risk Factors” and “Key Factors Affecting Li-Cycle’s Performance” and elsewhere in this prospectus, in our Annual Report on Form 20-F and in the other documents incorporated by reference into this prospectus.

Li-Cycle assumes no obligation to update or revise any forward-looking statements, except as required by applicable laws. These forward-looking statements should not be relied upon as representing Li-Cycle’s assessments as of any date subsequent to the date of this prospectus or the dates of the documents incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes.

DIVIDEND POLICY

We have not paid any cash dividends on our common shares to date and do not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, any future debt agreements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time.

CAPITALIZATION

Information on our consolidated capitalization and indebtedness will be contained, if necessary, in a prospectus supplement or in a report subsequently furnished to the SEC and specifically incorporated by reference herein.

DESCRIPTION OF SECURITIES

General

The following description of the material terms of our share capital includes a summary of certain provisions of our articles that became effective upon the closing of the Business Combination (the “articles”). This description is qualified in its entirety by reference to our articles which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Share Capital

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series. As of August 15, 2023, there were 178,107,516 common shares outstanding and no preferred shares outstanding.

Common Shares

Voting Rights. Under our articles, the common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote.

Dividend Rights. The holders of outstanding common shares are entitled to receive dividends at such times and in such amounts and form as the board may from time to time determine, but subject to the rights of the holders of any preferred shares. The Company is permitted to pay dividends unless there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares. The timing, declaration, amount and payment of any future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, industry practice and other factors that our board deems relevant.

Preemptive Rights. There are no pre-emptive rights relating to the common shares.

Repurchase of Common Shares. Under the OBCA, the Company will be entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that the Company will not be permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.

Liquidation. Upon the dissolution, liquidation or winding up of the Company, or any other distribution of assets of the Company, among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of preferred shares, the holders of common shares will be entitled to receive the remaining property and assets of the Company available for distribution to its shareholders ratably in proportion to the number of common shares held by them.

Preferred Shares

The Company is authorized to issue an unlimited number of preferred shares, issuable in series. Subject to any limitations prescribed by law, including the OBCA, each series of preferred shares will consist of such number of shares and have such rights, privileges, restrictions and conditions as may be determined by the board prior to the issuance of such series. No rights, privileges, restrictions or conditions attaching to any series of preferred shares will confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Company over the shares of any other series of preferred shares. The preferred shares of each series will, with respect to the right of payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Company, rank on parity with the shares of every other series of preferred shares.

The issuance of preferred shares and the terms selected by the board could decrease the amount of earnings and assets available for distribution to holders of common shares or adversely affect the rights and powers, including the voting rights, of the holders of common shares without any further vote or action by the holders of common shares. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of the outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the common shares.

Dissent Rights

Under the OBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on or the powers it may exercise; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of an OBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class or series; (b) effect an exchange, reclassification or cancellation of the shares of such class or series; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class or series; (d) add to the rights or privileges of any class or series of shares having rights or privileges equal or superior to the shares of such class or series; (e) create a new class or series of shares equal or superior to the shares of such class or series, except in certain circumstances; (f) make a class or series of shares having rights or privileges inferior to the shares of such class or series equal or superior to the shares of such class or series; (g) effect an exchange or create a right of exchange of the shares of another class or series into the shares of such class of series; or (h) add, remove or change restrictions on the issue, transfer or ownership of the shares of such class of series.

Transfer of Shares

Subject to the rules of any stock exchange on which shares are posted or listed for trading, no transfer of a security issued by the Company will be registered except upon (i) presentation of the security certificate representing the security with an endorsement which complies with the OBCA, together with such reasonable assurance that the endorsement is genuine and effective as the directors may require, (ii) payment of all applicable taxes and fees, and (iii) compliance with the articles of the Company. If no security certificate has been issued by the Company in respect of a security issued by the Company, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.

Registration Rights

Investor Agreement

On August 10, 2021, the Company, the Peridot Class B Holders and the Li-Cycle Holders (collectively for the purposes of this subsection referred to as the “Holders”) entered into the Investor Agreement, pursuant to which the Company has granted certain registration rights to the Holders. The Company has filed with the SEC a shelf registration statement on Form F-3 covering the resale of the common shares held by the Holders (and others), which was declared effective by the SEC on September 23, 2022 (the “Resale Shelf”). In addition, pursuant to the terms of the Investor Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form F-3 (or on Form F-1 if Form F-3 is not available) to register the securities of the Company held by such Holders, and each may specify that such demand registration take the form of an underwritten offering, in each case subject to limitations on the number of demands and underwritten offerings that can be requested by each Holder, as specified in the Investor Agreement. Holders will also have “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the Holders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Subscription Agreements were entered into by and among each PIPE Investor, Peridot, and NewCo., Peridot obtained commitments from the PIPE Investors to purchase common shares for a purchase price of $10.00 per share for aggregate gross proceeds of $315,490,000. Certain offering related expenses were payable by Peridot under the Subscription Agreements, including customary fees payable to the placement agents. The purpose of the sale of common shares to the PIPE Investors under the Subscription Agreements was to raise additional capital for use in connection with the Business Combination.

The common shares sold to the PIPE Investors were identical to the common shares that were held by our other shareholders at the time of the Closing, except that when initially issued by Peridot, such shares were restricted securities. The PIPE Financing occurred on the date of, and immediately prior to, the consummation of the Business Combination.

The closing of the PIPE Financing was subject to customary conditions, including, among other conditions, the Company’s agreement to, as soon as practicable (but in any case no later than 30 calendar days after the consummation of the Business Combination), file with the SEC (at its sole cost and expense) a registration statement registering the resale of the shares received by the PIPE Investors in the PIPE Financing and to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof. The Resale Shelf is intended to satisfy this requirement.

KSP Note Purchase Agreement

On September 29, 2021, in connection with the Company’s entry into the KSP Note Purchase Agreement and issuance of the KSP Convertible Note, the Company granted certain registration rights to the holder of the KSP Convertible Notes under the KSP Note Purchase Agreement. The Resale Shelf covers the resale of the common shares issued or issuable upon conversion of the KSP Convertible Notes in accordance with those registration rights and the Company has agreed to keep the Resale Shelf (or another shelf registration statement covering the common shares issued or issuable upon conversion of the KSP Convertible Notes) effective until the earlier of (x) the third anniversary of the first issuance of the KSP Convertible Notes (being September 29, 2024) or (y) the date on which the holder of the KSP Convertible Notes ceases to hold any common shares issued or upon conversion of the KSP Convertible Notes.

LG Subscription Agreements

On December 13, 2021, Li-Cycle entered into subscription agreements with each of LGES and LGC, each of which were subsequently amended and restated on March 11, 2022 and April 21, 2022 (the “LG Subscription Agreements” and each, an “LG Subscription Agreement”), pursuant to which each of LGES and LGC agreed, subject to the satisfaction of certain conditions, to subscribe for an equal number of the Company’s common shares in transactions exempt from registration under the Securities Act (the “LG Subscription”). The LG Subscription was completed on May 11, 2022 and consisted of the issuance by the Company in accordance with the LG Subscription Agreements of (i) an initial tranche of 4,416,960 common shares, in the aggregate, at a price of $10.00 per share, for an aggregate initial tranche subscription price of approximately $44.2 million, and (ii) a second tranche of 883,392 common shares, in the aggregate, at a price of $6.60 per share (based on the volume-weighted average trading price of the Company’s common shares for the 5 trading days ending immediately prior to April 29, 2022), for an aggregate second tranche subscription price of approximately $5.8 million, for a total subscription price of approximately $50.0 million.

The Company has granted certain registration rights to LGES and LGC under the LG Subscription Agreements. The Resale Shelf covers the resale of the common shares issued pursuant to the LG Subscription Agreements. The Company has agreed to keep the Resale Shelf (or another shelf registration statement covering the common shares issued pursuant to the LG Subscription Agreements) effective until the earlier of (x) May 11, 2025 or (y) the date on which LGES or LGC, as applicable, ceases to hold any of the common shares acquired pursuant to the LG Subscription Agreements.

Glencore Registration Rights Agreement

Concurrently with the issuance of the Glencore Convertible Note, the Company entered into a registration rights agreement with Glencore Ltd. (the “Glencore Registration Rights Agreement”). The Glencore Registration Rights Agreement provides that upon request of the holder of the Glencore Convertible Note, the Company will file with the SEC within 45 days after notice of such request, a resale registration statement covering the resale of the common shares issuable upon conversion of the Glencore Convertible Note and upon exercise of the Glencore Warrants and held by such holder. The Company is required to use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable and no later than the earlier of (A) 45 days after the filing of such registration statement (or 75 days after the filing of such registration statement if the SEC notifies the Company that it will review the registration statement) or (B) 15 business days after the SEC notifies the Company in writing that it will not review the registration statement. The Company agreed to keep the registration statement (or another shelf registration statement covering the common shares issued or issuable upon conversion of the Glencore Convertible Note and upon exercise of the Glencore Warrants) effective until three years after the holder’s receipt of the common shares issued upon conversion of the Glencore Convertible Note or upon exercise of the Glencore Warrants, as applicable.

In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the holder of the Glencore Convertible Note may demand at any time or from time to time, that the Company file a registration statement on Form F-3 (or on Form F-1 if Form F-3 is not available) to register the common shares issuable upon conversion of the Glencore Convertible Note and upon exercise of the Glencore Warrants and held by such holder. In addition, the holder of the Glencore Convertible Note may specify that such demand registration take the form of an underwritten offering, subject to limitations on the number of demands and underwritten offerings that can be requested by the holder, as specified in the Glencore Registration Rights Agreement. The holder of the Glencore Convertible Note will also have “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Glencore Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the holder of the Glencore Convertible Note against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

Transfer Restrictions

The common shares issued pursuant to the LG Subscription Agreements are subject to certain transfer restrictions.

Glencore Ltd. has agreed to certain transfer restrictions with respect to the common shares issued or issuable upon conversion of the Glencore Convertible Note, including that Glencore Ltd. will not transfer such common shares other than to permitted transferees until May 5, 2024.

Listing

Our common shares are listed on the NYSE under the symbol “LICY”. Holders of our common shares should obtain current market quotations for their securities. There can be no assurance that our common shares will remain listed on NYSE. If we fail to comply with the NYSE listing requirements, our common shares could be delisted from NYSE. A delisting of our common shares would affect the liquidity of our common shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our common shares is maintained by Continental Stock Transfer and Trust Company in the United States, who serves as registrar and transfer agent for our equity securities.

DESCRIPTION OF AMENDED AND RESTATED COMPANY ORGANIZATIONAL DOCUMENTS

Annual Meetings

Under the OBCA, the Company must hold its first annual meeting of shareholders within 18 months after the date on which it was incorporated, and after that must hold an annual meeting not later than 15 months after the last annual meeting at such time and place in or outside the Province of Ontario as may be determined by the directors of the Company or, in the absence of such a determination, at the place where the registered office of the Company is located.

Board and Shareholder Ability to Call Shareholder Meetings

The by-laws of the Company provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the OBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition that the directors call a meeting of shareholders for the purposes stated in the requisition. Upon receiving a requisition to call a meeting of shareholders, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to transact the business stated in the requisition unless a record date has been fixed for a meeting of shareholders and notice of the meeting has been given in accordance with the OBCA; the directors of the Company have called a meeting of shareholder and have given notice of the meeting in accordance with the OBCA; or the business of the meeting as stated in the requisition includes certain matters, including, but not limited to, a proposal the primary purpose of which is to enforce a personal claim or redress a personal grievance against the Company or its directors, officers or security holders. If the directors do not call such a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. The Company must reimburse the requisitioning shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally.

Shareholder Meeting Quorum

The by-laws of the Company provide that one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 33 1/3% of the issued shares of the Company entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of shareholders.

Voting Rights

Under the OBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the OBCA, the Company articles or by-laws, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The Company’s by-laws provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a ballot is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or its functional equivalent result in each person having one vote regardless of the number of shares such person is entitled to vote. If voting is conducted by ballot, each person is entitled to one vote for each share such person is entitled to vote.

There are no limitations on the right of non-resident or foreign owners to hold or vote securities of the Company imposed by Ontario law or by the articles or other constituent document of the Company.

Shareholder Action by Written Consent

Under the OBCA, shareholder action without a meeting may be taken by a resolution signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders. A written resolution of shareholders is as valid as if it had been passed at a meeting of those shareholders. A written resolution of shareholders dealing with all matters required by the OBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at that meeting, satisfies all the requirements of the OBCA relating to that meeting of shareholders.

Access to Books and Records and Dissemination of Information

The Company must keep at its registered office, or at such other place in Ontario as designated by the directors of the Company, the documents, copies, registers, minutes and other records which the Company is required by the OBCA to keep at such places. The Company must prepare and maintain, among other specified documents, adequate accounting records. Under the OBCA, any director, shareholder or creditor of the Company may, free of charge, examine certain of the Company’s records during the usual business hours of the Company.

Election and Appointment of Directors

The articles do not provide for the board of directors to be divided into classes.

At any general meeting of shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the OBCA, any casual vacancy occurring on the board may be filled by a quorum of the remaining directors, subject to certain exceptions. If the Company does not have a quorum of directors, or if there has been a failure to elect the number of directors required by the articles or the OBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder. Pursuant to the OBCA, where empowered by a special resolution, the directors may, between meetings of shareholders, appoint one or more additional directors, but the number of additional directors may not exceed one and one third times the number of directors required to have been elected at the last annual meeting of shareholders.

The minimum number of directors the Company may have is one and the maximum number of directors is ten, as set out in the articles. The OBCA provides that any amendment to the articles to increase or decrease the minimum or maximum number of directors requires the approval of shareholders by a special resolution.

Removal of Directors

Pursuant to the OBCA, the shareholders may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of shares have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy.

Proceedings of Board of Directors

At all meetings of the directors of the Company, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the by-laws of the Company and subject to the OBCA, the articles of the Company and applicable securities laws, shareholders of record entitled to vote will nominate persons for election to the board of directors of the Company only by providing proper notice to the corporate secretary. In the case of annual meetings, proper notice must be given, generally between 30 and 65 days prior to the date of the annual meeting. However, in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the Notice Date. In the case of a special meeting called for the purpose of electing directors and which is not also an annual meeting of shareholders, the notice must be given not later than the close of business on the 15th day following the date that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the special meeting was made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the board, a written consent of each nominee consenting to serve as a director, disclosure about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares and any other information the Company may reasonably require to determine the eligibility of the nominee to serve as a director.

Approval of Amalgamations, Mergers and Other Corporate Transactions

Under the OBCA, certain corporate actions, such as: (i) amalgamations (other than with certain affiliated corporations); (ii) continuances; (iii) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (iv) reductions of stated capital for any purpose, including in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and (v) other actions such as liquidations, or arrangements, must be approved by a special resolution of shareholders.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability and Indemnification of Directors and Officers

Under the OBCA, no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the OBCA and its related regulations or relieves him or her from liability for a breach of the OBCA or its regulations.

A director is not liable under the OBCA for certain acts if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (ii) an interim or other report of the corporation represented to the director by an officer of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (iii) a report or advice of an officer or employee of the corporation, where it is reasonable in the circumstances to rely on the report of advice; or (iv) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person.

Under the OBCA, the Company may indemnify its current or former directors or officers or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Company or another entity.

The OBCA also provides that the Company may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to the Company’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under the Company’s by-laws, the Company will indemnify to the fullest extent permitted by the OBCA (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity.

Derivative Suits and Oppression Remedy

Under the OBCA, a complainant (being a current or former director, officer or security holder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be a proper person to make such an application) of the Company may apply to the Ontario Superior Court of Justice for leave to bring an action in the name and on behalf of the Company or any of its subsidiaries, or to intervene in an existing action to which the Company or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the Company or any of its subsidiaries.

No such action may be brought and no intervention in any action may be made unless the complainant has given the requisite notice of the application for leave to the directors of the Company or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (i) the directors of the Company or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of the Company or its subsidiary for the action to be brought, prosecuted, defended or discontinued.

Under the OBCA, the court in a derivative action may make any order it thinks fit.

Under the OBCA, a complainant, and, in the case of a public corporation, the Ontario Securities Commission, may apply to the Ontario Superior Court of Justice for any interim or final order the court thinks fit, including, but not limited to, an order restraining the conduct complained of, where the court is satisfied that, in respect of the Company or any of its affiliates, any act or omission of the Company or any of its affiliates effects or threatens to effect a result, the business or affairs of the Company or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner, or the powers of the directors of the Company or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the Company.

Exclusive Forum

The Company’s by-laws provide that, unless the Company consents in writing to the selection of an alternative forum and except as set out below, the Ontario Superior Court of Justice and the appellate courts therefrom will, to the fullest extent permitted by law be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company, any action asserting a claim arising pursuant to any provision of the OBCA or the Company’s articles or by-laws of the Company, or any action asserting a claim related to the relationships among the Company, its affiliates and their respective shareholders, directors or officers (other than the business carried on by the Company or its affiliates). The Company’s by-laws also provide that, notwithstanding the foregoing, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of any action brought to enforce a duty or liability created by the Securities Act. The exclusive forum provision in the by-laws will not apply to actions arising under the Securities Act or the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Amendment of the Articles, By-laws and Alteration of Share Capital

Under the OBCA, the Company may amend the articles by special resolution. For purposes of the OBCA, a special resolution is a resolution submitted to a special meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the Company, including, but not limited to, changes to the Company’s authorized capital structure, changes to the rights privileges, restrictions and conditions in respect of any of the Company’s shares, a change in the Company’s name, the winding up, dissolution or liquidation of the Company, and a plan of arrangement with shareholders.

Under the OBCA, the board may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the Company. Where the directors make, amend or repeal any by-law, they must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. Where a by-law is made, amended or repealed by the directors, the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by shareholders (or, if the directors fail to submit the by-law, amendment or repeal to shareholders, until the date of the shareholders meeting at which it should have been submitted).

PLAN OF DISTRIBUTION

The Company may offer and sell, from time to time, some or all of the securities covered by this prospectus up to a total amount of $200,000,000. The Company has registered the securities covered by this prospectus for offer and sale by it so that those securities may be freely sold to the public by the Company. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices. The securities being offered by this prospectus may be sold:

•	in ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers or underwriters who may act solely as agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities covered by this prospectus;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, including the Company’s affiliates, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the public offering price or the purchase price of the securities or the other consideration to be paid therefore and the proceeds from such sale, any options under which underwriters may purchase additional securities from the Company, the delayed delivery arrangements, the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the Company, any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

•	The distribution of the securities may be effected from time to time in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the NYSE or any other organized market where the securities covered by this prospectus may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

In addition, we may issue the securities as a dividend or distribution. In some cases, we or any dealers acting for us may also repurchase the securities and reoffer them to the public by one or more of the methods described above.

The securities covered by this prospectus may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities covered by this prospectus. That compensation may be in the form of discounts, concessions or commissions to be received from the Company or from the purchasers of the securities covered by this prospectus. Any dealers and agents participating in the distribution of the securities covered by this prospectus may be deemed to be underwriters, and compensation received by them on resale of the securities covered by this prospectus may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Sales through Underwriters or Dealers

If underwriters are used in a sale, the securities covered by this prospectus will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities covered by this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of the securities covered by this prospectus, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of the securities covered by this prospectus, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities covered by this prospectus.

If a dealer is used in the sale of the securities covered by this prospectus, the Company will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, the Company will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

Sales through Agents

Agents may from time to time solicit offers to purchase the securities covered by this prospectus. If required, the Company will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

Direct Sales

The Company may directly solicit offers to purchase the securities covered by this prospectus and may make sales of such securities directly to institutional investors or others, without using agents, underwriters or dealers.

These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities covered by this prospectus. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Delayed Delivery Contracts

If so indicated in the applicable prospectus supplement, the Company may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from the Company at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Market Making, Stabilization and Other Transactions

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities covered by this prospectus are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that the Company makes sales to or through one or more underwriters or agents in at-the-market offerings, the Company will do so pursuant to the terms of a distribution agreement between the Company and the underwriters or agents. If the Company engages in at-the-market sales pursuant to a distribution agreement, the Company will offer and sell the securities to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, the Company may sell the securities on a daily basis in exchange transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, the Company also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of the Company’s securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with offerings made through underwriters or agents, the Company may enter into agreements with such underwriters or agents pursuant to which the Company receives the Company’s outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the Company under these arrangements to close out any related open borrowings of securities.

Derivative Transactions and Hedging

The Company, the underwriters or other agents may engage in derivative transactions involving the securities covered by this prospectus. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, the Company may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from the Company or others (or, in the case of derivatives, securities received from the Company in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loan or Pledge of Securities

The Company may loan or pledge the securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its short position to investors in the securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Electronic Auctions

The Company may also make sales through the Internet or through other electronic means. Since the Company may from time to time elect to offer the securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system the Company will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which the offered securities would be sold and the allocation of the offered securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Underwriters, dealers, brokers and agents that we may use from time to time in offering the securities may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution.

Underwriters, dealers, brokers and agents that we may use from time to time in offering the securities may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from the Company and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of the securities will be identified and their compensation described in an applicable prospectus supplement.

Under the securities laws of some jurisdictions, the securities offered by this prospectus may be sold in those jurisdictions only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of the Company’s securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Company’s securities to engage in market-making activities with respect to the Company’s securities. These restrictions may affect the marketability of the Company’s securities and the ability of any person or entity to engage in market-making activities with respect to the Company’s securities.

TAXATION

The material U.S. federal income tax and, to the extent applicable, material Canadian federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus or applicable prospectus supplement pertaining to those securities.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of Ontario. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

We have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711 as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States or of any state in the United States.

LEGAL MATTERS

The validity of the common shares offered by this prospectus and certain legal matters as to Canadian law will be passed upon by McCarthy Tétrault LLP, Toronto, Ontario, Canada. We have been advised on U.S. securities matters by Freshfields Bruckhaus Deringer US LLP.

EXPERTS

The financial statements of Li-Cycle Holdings Corp. as of October 31, 2022 and for the year ended October 31, 2022, incorporated by reference in this prospectus and the effectiveness of the Company’s internal control over financial reporting as of October 31, 2022 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of KPMG LLP are located at 100 New Park Place, Suite 1400, Vaughan, ON L4K 0J3.

The financial statements of Li-Cycle Holdings Corp. as of October 31, 2021, and for each of the two years in the period ended October 31, 2021, incorporated by reference in this prospectus by reference to Li-Cycle Holdings Corp.’s Annual Report on Form 20-F for the year ended October 31, 2022, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The offices of Deloitte LLP are located at 8 Adelaide Street West, Suite 200, Toronto, Ontario, Canada M5H 0A9.

EXPENSES

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$22,040.00
FINRA filing fee	30,500.00
Legal fees and expenses		*
Accountants’ fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous costs		*

Total	$52,540.00

*	To be provided by a prospectus supplement or a subsequent report that is incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

Since we currently report under the Exchange Act as a non-U.S. company with “foreign private issuer” status, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have determined that we no longer qualify as a “foreign private issuer” under applicable U.S. securities laws and beginning January 1, 2024, we will become subject to the rules and regulations of the SEC applicable to U.S. domestic issuers, including, among other things, the requirement to file an annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as required; rules governing solicitation of proxies; the provisions of Regulation Fair Disclosure, which regulates the selective disclosure of material information; and the requirement for insiders to file public reports of their ownership of the Company and trading activities. In addition, beginning January 1, 2024, we will be subject to the NYSE listing requirements applicable to domestic U.S. issuers. We will also be required to report our financial statements in accordance with U.S. generally accepted accounting principles.

We maintain a corporate website at www.li-cycle.com. The information posted on or accessible through our website is not incorporated into this prospectus. We have included our website address in this prospectus solely for informational purposes and the references to our websites are intended to be inactive textual references only.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents filed with the SEC in the future under Sections 13(a), 13(c) and 15(d) of the Exchange Act until the offerings made under this prospectus are completed:

•	our Annual Report on Form 20-F for the fiscal year ended October 31, 2022, filed with the SEC on February 6, 2023;

•

our Transition Report on Form 20-F for the transition period from November 1, 2022 to December 31, 2022, filed with the SEC on March  30, 2023, and Amendment 1 to the Transition Report on Form 20-F, filed with the SEC on April 18, 2023;

•

the description of the securities contained in our registration statement on Form 8-A filed on August 10, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

•	any future filings on Form 20-F made with the SEC under the Exchange Act after date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

our Reports on Form 6-K, filed with the SEC on March 17, 2023 (in respect of the information under the heading “Susan Alban Nominated to Join Board of Directors; Rick Findlay and Alan Levande to Retire From Board of Directors”), April 27, 2023, May  9, 2023, May 15, 2023 (in respect of Exhibit  99.2 and 99.3 thereto) and August 14, 2023 (in respect of Exhibit 99.2 and 99.3 thereto); and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits which are not specifically incorporated by reference into those documents. You can request those documents from the below:

Li-Cycle Holdings Corp.

207 Queens Quay West,

Suite 590, Toronto, Ontario, M5J 1A7

Canada

(877) 542-9253

We have not authorized any other person to provide you with any information other than the information contained in this prospectus and the documents incorporated by reference herein. We do not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Li-Cycle Holdings Corp.

PROSPECTUS

                , 2023

PART II

Information not required in prospectus

Item 8. Indemnification of Directors and Officers

In accordance with the OBCA and pursuant to the Company’s by-laws subject to certain conditions, the Company shall indemnify, to the maximum extent permitted by law, (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

Indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to best interests of the Company, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 9. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-3:

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

2.1†	Business Combination Agreement, dated as of February 15, 2021, by and among Peridot Acquisition Corp., Li-Cycle Corp. and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

3.1	Articles and By-laws of Li-Cycle Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

3.2	Amended and Restated Articles and By-laws of the Company (incorporated by reference to Exhibit 1.2 to the Company’s shell company report on Form 20-F (File No. 001-40733) filed with the SEC on August 16, 2021).**

4.1	Specimen Common Share Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

4.2	Convertible Note, by and between Li-Cycle Holdings Corp. and Glencore Ltd., dated May 31, 2022 (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K (File No. 001-40733) filed with the SEC on June 1, 2022).**

4.3	Amendment No. 1 to Convertible Note, dated February 13, 2023, by and between Li-Cycle Holdings Corp. and Glencore Ltd. (incorporated by reference to Exhibit 4.40 to the Company’s Form 20-F (File No. 001-40733) filed with the SEC on March 30, 2023).**

4.4	Consent to New Debt and Amendment to Convertible Note, dated May 5, 2022, by and between Li-Cycle Holdings Corp. and Wood River Capital, LLC. (incorporated by reference to Exhibit 4.38 to the Company’s Form 20-F (File No. 001-40733) filed with the SEC on March 30, 2023).**

4.5	Amendment No. 2 to Convertible Note, dated February 13, 2023, by and between Li-Cycle Holdings Corp. and Wood River Capital, LLC. (incorporated by reference to Exhibit 4.39 to the Company’s Form 20-F (File No. 001-40733) filed with the SEC on March 30, 2023).**

4.6	Convertible Note, dated September 29, 2021, issued by Li-Cycle Holdings Corp. to Spring Creek Capital, LLC (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form F-1 (File No. 333-259895) filed with the SEC on September 30, 2021).**

5.1	Opinion of McCarthy Tetrault LLP.

23.1	Consent of Deloitte LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of McCarthy Tetrault LLP. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

107	Filing Fees

*	To be filed, if applicable, by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
**	Previously filed.
†

Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 10. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada, on the 18th day of August, 2023.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar Title: Co-Founder, President & CEO and Executive Director

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ajay Kochhar, Debbie Simpson and Carl DeLuca, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Ajay Kochhar Ajay Kochhar	Co-Founder, President & CEO and Executive Director (Principal Executive Officer)	August 18, 2023

/s/ Debbie Simpson Debbie Simpson	Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2023

/s/ Tim Johnston Tim Johnston	Co-Founder and Executive Chair	August 18, 2023

/s/ Mark Wellings Mark Wellings	Non-Executive Director	August 18, 2023

/s/ Susan Alban Susan Alban	Non-Executive Director	August 18, 2023

/s/ Jacqueline Dedo Jacqueline Dedo	Non-Executive Director	August 18, 2023

/s/ Diane Pearse Diane Pearse	Non-Executive Director	August 18, 2023

/s/ Kunal Sinha Kunal Sinha	Non-Executive Director	August 18, 2023

/s/ Scott Prochazka Scott Prochazka	Non-Executive Director	August 18, 2023

/s/ Anthony Tse Anthony Tse	Non-Executive Director	August 18, 2023

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Li-Cycle Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware, on August 18, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director